Exhibit 99.1

Telestone Technologies Corporation Announces Fourth-Quarter and Full-Year 2011 Results

Press Release:Telestone Technologies Corporation – Fri, Mar 30, 2012 8:49 AM EDT

BEIJING, March 30, 2012 /PRNewswire-Asia-FirstCall/ — Telestone Technologies Corporation (NASDAQ: TSTC - News) (“Telestone” or the “Company”), a leading developer and provider of telecommunications local-access networks in China, today announced its financial results for the fourth quarter and full year ended December 31, 2011.

Fourth-Quarter 2011 Highlights:

•	Revenues were $40.6 million, as compared to $60.8 million in the year-ago quarter

•	Gross profit was $18.4 million, as compared to $26.9 million in the year-ago quarter

•	Net income was $3.5 million, or $0.29 per diluted share; non-GAAP income was $3.8 million, or $0.30 per diluted share

•	Completed the main structure of Phase I of the Telestone Intelligent Premises System (TIPS) Industrial Park project, located in Gu’an County, Hebei province

•	Acquired 100% of Sichuan Ruideng Telecom Corporation for approximately $2 million in cash and 1.8 million restricted Telestone shares

Full-Year 2011 Highlights:

•	Revenues were $109.1 million, as compared to $131.7 million in the previous year

•	Gross profit was $48.5 million, as compared to $58.9 million in the previous year

•	Net income was $14.9 million, or $1.21 per diluted share; non-GAAP income was $16.5 million, or $1.34 per diluted share

“We posted fourth-quarter results with solid sequential revenue and gross profit growth, as well as improved gross margin, although our fourth quarter faced a difficult year-on-year comparison,” commented Mr. Daqing Han, Chairman and CEO of Telestone. “We are pleased to maintain a solid level of profitability in a challenging year for the telecom-equipment industry, due to a slowdown in 3G investment and a slow start to 4G investment. In 2011, we are proud that we have achieved a number of milestones that augur a promising 2012. Firstly, we continued to see solid momentum of Wireless Fiber-Optic Distribution System (WFDS) products, which has built a track record of proven applications in the international markets. Secondly, our newly launched proprietary TIPS platform continued to contribute to our top line. In addition, Phase I of our TIPS Industrial Park is complete, and we expect the facility to enter trial production in May 2012. Thirdly, we continue to see success in our efforts to diversify customer base, with sales to non-telecom-carrier customers growing to 4.1% of our total tales, compared to 0.5% a year ago. Finally, we acquired Sichuan Ruideng, which is an important strategic move in our business expansion strategy in the southwestern China market. Although visibility may still be a challenge for the next few quarters, we remain confident that we can continue to grow our business over the long term.”

Fourth-Quarter 2011 Results

Revenues in the fourth quarter of 2011 were $40.6 million, a 33.1% decrease from $60.8 million in the year-ago quarter. The year-over-year decrease in revenue was due to a slowdown in investment in 3G wireless networks and a slower-than-expected start to investment in 4G networks.

Sales of professional services increased 13.1% to $28.6 million from $25.3 million in the year-ago quarter. Revenue from equipment sales declined 66.1% to $12.0 million, as compared to $35.5 million in the year-ago quarter. Sales to non-telecom operators and overseas customers amounted to approximately $1.0 million in the fourth quarter, or 2.4% of total revenue. Sales of WFDS-enabled products decreased 25.1% year over year to $9.6 million, accounting for 23.6% of sales in the fourth quarter.

In the fourth quarter, revenue from the “Big-3” telecom carriers — China Mobile, China Unicom, and China Telecom — comprised 97.6% of total quarterly revenue, compared to 99.7% in the year-ago quarter.

Gross profit in the fourth quarter was $18.4 million, as compared to $26.9 million in the year-ago quarter. The gross margin increased to 45.3%, flat with the year-ago quarter and up nearly 1.8 percentage points from the third quarter. The year-over-year gross margin increase resulted from a more favorable mix of higher-margin service revenue in the fourth quarter.

Selling, general and administrative (SG&A) expense was $2.2 million in the fourth quarter, or 5.4% of total revenue, down from $4.2 million, or 7.0% of total revenue, in the year-ago quarter. Research and development expense was $0.9 million, or 2.3% of revenues for the fourth quarter, as compared to $1.4 million, or 2.3% of revenues in the year-ago quarter.

Operating income was $5.4 million, as compared to $16.0 million in the year-ago quarter. The operating margin was 13.2% in the quarter, as compared to 26.3% in the year-ago quarter.

Net income was $3.5 million, down 71.2% from $12.3 million in the same period last year. Both basic and diluted earnings per share for the fourth quarter of 2011 were $0.29, as compared to $1.11 and $1.10 per share for basic and diluted earnings per share respectively in the same quarter of 2010. Non-GAAP net income, which excludes $0.2 million of non-cash stock compensation expense, was $3.8 million, down 74.6% from $14.8 million in the same quarter of 2010. Non-GAAP earnings per share were $0.30, versus $1.33 in the year-ago quarter.

Full Year 2011 Results

Revenue for the year ended December 31, 2011, decreased 17.2% to $109.1 million compared to $131.7 million in 2010. Gross profit decreased 17.6% to $48.5 million from $58.9 million in the prior year. Operating income decreased 36.9% to $19.7 million from $31.2 million in 2010. Net income decreased 40.2% to $14.9 million, or $1.21 per diluted share, compared to net income of $25.0 million, or $2.33 per diluted share, in 2010. Non-GAAP net income, decreased 45.2% to $16.5 million, or $1.34 per diluted share, compared to $30.1 million, or $2.82 per diluted share, in 2010. Weighted average diluted shares outstanding increased to 12.4 million shares from 10.7 million shares in 2010 due to the completion of a secondary offering in the fourth quarter of 2010.

Financial Condition

As of December 31, 2011, Telestone had $18.9 million in cash and cash equivalents, as compared to $31.0 million at the end of 2010. Inventory was $6.8 million on December 31, 2011, as compared to $3.1 million on December 31, 2010. Working capital was $126.7 million as of December 31, 2011, versus $109.6 million at the end of 2010. The Company had $14.9 million in short-term debt as well as $46.5 million in accounts payable at the end of fourth quarter of 2011. Shareholders’ equity totaled $142.8 million at the end of 2011, as compared to $116.9 million at the end of 2010. Cash used in operating activities was $12.7 million during 2011, as compared to cash used in operating activities of $252,000 during 2010.

As of December 31, 2011, Telestone’s accounts receivable were $251.5 million, versus $192.5 million at the end of 2010. The increase in receivables was mainly due to the account receivables generated from a rapid increase in sales in 2010, in which revenues grew 83.2% year over year. The accounts receivable turnover period (DSOs) for the year ended December 31, 2011 was 526 days, compared to 385 days for 2010. During the fourth quarter, Telestone collected $18.1 million in accounts receivable, bringing total collections to $66.5 million for 2011.

Business Outlook

For the full-year 2012, Telestone expects revenues to increase to approximately $117 million.

“Despite a lull in capital spending surrounding a transition in wireless technology from 3G to 4G, we remain optimistic regarding continued growth in 2012. We continue to expect the WFDS business will be our major growth driver, and we expect TIPS to begin to play a meaningful role in 2012. We will continue to invest in the development of innovative new products and services, while diversifying our geographic and customer mix. We expect that 2012 will be a rewarding year for Telestone and our industry,” concluded Mr. Han.

Non-GAAP Financial Measures

This release contains adjusted non-GAAP financial measures. These adjusted financial measures, which are used as measures of the Company’s performance, should be considered in addition to, not as a substitute for, measures of the Company’s financial performance prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The Company’s adjusted financial measures may be defined differently than similar terms used by other companies. Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.

Reconciliations of the Company’s adjusted measures to the nearest GAAP measures are set forth in the section below titled “Reconciliation of GAAP to Non-GAAP Results.” These adjusted measures include adjusted net income, and adjusted diluted net income per share.

The Company’s management uses adjusted financial measures to gain an understanding of the Company’s comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects. The Company’s adjusted financial measures exclude certain special items, including stock-based compensation charge from its internal financial statements for purposes of its internal budgets. Adjusted financial measures are used by the Company’s management in their financial and operating decision-making, because management believes they reflect the Company’s ongoing business in a manner that allows meaningful period-to-period comparisons. The Company’s management believes that these adjusted financial measures provide useful information to investors and others in the following ways: 1) in understanding and evaluating the Company’s current operating performance and future prospects in the same manner as management does, if they so choose, and 2) in comparing in a consistent manner the Company’s current financial results with the Company’s past financial results.

The Company’s management believes excluding stock-based compensation from its adjusted financial measures is useful for itself and investors, as such expense will not result in future cash payment and is not an indicator used by management to measure the Company’s core operating results and business outlook.

The adjusted financial measures have limitations. They do not include all items of income and expense that affect the Company’s operations. Specifically, these adjusted financial measures are not prepared in accordance with GAAP, may not be comparable to adjusted financial measures used by other companies and, with respect to the adjusted financial measures that exclude certain items under GAAP, do not reflect any benefit that such items may confer to the Company. Management compensates for these limitations by also considering the Company’s financial results as determined in accordance with GAAP.

Conference Call

The Company will host a conference call on Friday, March 30, 2012, at 9:00 a.m. Eastern Time to discuss its financial results for the fourth quarter and full year ended December 31, 2011.

Mr. Daqing Han, Chairman and Chief Executive Officer and Ms. Xiaoli Yu, Chief Financial Officer will host the call.

The conference call may be accessed by calling:

U.S. Toll Free:	800-860-2442
U.S. Toll / International:	412-858-4600
Canada Toll Free:	866-605-3852
China North Toll Free:	10-800-712-2304
China South Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475

The conference pass code is 10006568.

A replay will be available for seven days starting on Friday, March 30, 2012, at 10:00 a.m. Eastern Time and can be accessed by dialing (877) 344-7529. International callers should dial +1 (412) 317-0088. When prompted, enter conference pass code 10006568.

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than ten years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDS(TM) (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China’s three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,500 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

– Financial Tables Follow –

Telestone Technologies Corporation
Consolidated Balance Sheets
(U.S. Dollars in Thousands)

	As of December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$18,850	$31,020
Accounts receivable, net of allowance	251,460	192,487
Due from related parties	1,534	2,018
Inventories, net of allowance	6,755	3,123
Prepayment	2,351	1,748
Other current assets	2,797	1,630

Total current assets	283,747	232,026

Goodwill	4,268	3,119
Property, plant and equipment, net	9,264	1,565
Lease prepayments, net	2,571	2,528

	16,103	7,212

Total assets	299,850	239,238

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	14,941	9,846
Accounts payable – Trade	46,450	40,685
Service cost payable	35,254	26,093
Customer deposits for sales of equipment	2,684	2,089
Due to related parties	1,831	3,977
Income tax payable	18,695	13,760
Accrued expenses and other accrued liabilities	37,229	25,938

Total current liabilities	157,084	122,388

Commitments and contingencies

Stockholders’ equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued
Common stock, US$0.001 par value:
Authorized – 100,000,000 shares as of December 31, 2011 and 2010
Issued and outstanding – 12,333,264 and 12,233,264 shares as of December 31, 2011 and 2010 respectively	12	12
Additional paid-in capital	50,148	43,050
Dedicated reserves	6,871	5,115
Other comprehensive income	12,329	8,437
Retained earnings	73,406	60,236

Total stockholders’ equity	142,766	116,850

Total liabilities and stockholders’ equity	299,850	239,238

Telestone Technologies Corporation
Consolidated Statements of Operations and Other Comprehensive Income
(U.S. Dollars in Thousands, Except Per-Share Amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Operating revenues:
Net sales of equipment	$12,012	$35,482	$39,281	$65,160
Service income	28,633	25,318	69,783	66,492

Total operating revenues	40,645	60,800	109,064	131,652

Cost of operating revenues:
Cost of net sales	6,666	19,785	22,277	36,494
Cost of service	15,585	14,109	38,282	36,274

Total cost of operating revenues	22,251	33,894	60,559	72,768

Gross profit	18,394	26,906	48,505	58,884

Operating expenses:
Sales and marketing	2,196	4,230	10,905	15,579
General and administrative	9,779	5,131	15,132	9,661
Research and development	935	1,421	2,313	2,052
Depreciation and amortization	112	123	452	350

Total operating expenses	13,022	10,905	28,802	27,642

Operating income	5,372	16,001	19,703	31,242

Interest expense	(394)	(379)	(1,124)	(761)
Other income, net	467	(348)	899	463
Income before income taxes	5,445	15,274	19,478	30,944

Income taxes	(1,905)	(2,961)	(4,552)	(5,989)

Net income	3,540	12,313	14,926	24,955

Other comprehensive income
Foreign currency translation adjustment	1,177	2,755	3,892	2,755

Total comprehensive income	4,717	15,068	18,818	27,710

Earnings per share:

Weighted average number of common stock outstanding
Basic	12,372,716	11,112,989	12,343,127	10,692,440
Effect of dilutive warrants and stock options	4,927	45,1848	8,5482	11,0422
Diluted	12,377,643	11,158,177	12,351,709	10,703,462

Net income per share of common stock

Basic	$0.29	$1.11	$1.21	$2.33
Diluted	$0.29	$1.10	$1.21	$2.33

Telestone Technologies Corporation
Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Years Ended December 31,
	2011	2010

Cash flows used in operating activities
Net income	$14,926	$24,955
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	452	350
Allowance for doubtful accounts	8,200	1,689
Stock-based compensation	1,578	5,180
Loss on disposal of property, plant and equipment, net	-	1
Changes in assets and liabilities:
Accounts receivable	(51,308)	(101,996)
Inventories	(2,463)	1,477
Due from related parties	540	-
Prepayment	(28)	(482)
Other current assets	82	3,204
Accounts payable	1,819	24,448
Due to related parties	(2,492)	(1,099)
Customer deposits for sales of equipment	444	451
Income tax payable	4,408	6,374
Service cost payable, accrued expenses and other accrued liabilities	11,106	35,196

Net cash used in operating activities	(12,736)	(252)

Cash flows used in investing activities
Purchase of property, plant and equipment	(4,822)	(654)
Additions of long-term land lease prepayments	-	(2,580)
Acquisition of a subsidiary	550	-
Proceeds from disposal of property, plant and equipment	2	4

Net cash used in investing activities	(4,270)	(3,230)

Cash flows from financing activities
Issuance of common stock, net of issue costs	-	18,882
Proceeds from short-term bank loans	18,086	9,846
Repayment of short-term bank loans	(13,368)	(5,850)

Net cash provided by financing activities	4,718	22,878

Net (decrease) increase in cash and cash equivalents	(12,288)	19,396

Cash and cash equivalents, beginning of year	31,020	11,233
Effect on exchange rate changes	118	391

Cash and cash equivalents, end of year	18,850	31,020

The following table reconciles GAAP measures to non-GAAP measures:

Telestone Technologies Corporation
Reconciliation of GAAP to Non-GAAP Results
(U.S. Dollars in Thousands, Except Per-Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31
	2011	2010	2011	2010
Net Income	$3,540	$12,313	$14,926	$24,955
Add back: Stock-based compensation	213	2,479	1,578	5,180
Non-GAAP Net Income	3,762	14,792	16,504	30,135
Non-GAAP Diluted EPS	$0.29	$1.33	$1.34	$2.82